SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

July 9, 2019

Date of Report (Date of Earliest Event Reported)

Brightlane Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-54027	300782905
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1600 West Loop South, Suite 600
Houston TX	77056
(Address of principal executive offices)	(Zip Code)

(888) 468-2856

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 9, 2019, the Company entered into a sale and purchase agreement with Real Capital International Limited, a company incorporated with limited liability in the British Virgin Islands, (“Real Capital”) and AFM Corp., a wholly owned subsidiary of the Company (“AFM”).  Real Capital is the sole and 100% owner, on a fully unencumbered basis, of 196 (one hundred and ninety-six) cable drums containing 986 kilometers of glass fiber cable.  The cable has an estimated value of $33.00 per meter.  Pursuant to this agreement, Real Capital will sell this cable to AFM for a cash consideration of $6,000,000 from AFM and a share consideration of 40,000,000 common shares issued by the Company as a contributor.  These shares are granted to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S.

The consideration shares will be issued as soon as practicable following the completion of the agreement, with the cash consideration payable within 6 months of the completion of the agreement.  At any time prior to the payment of the cash consideration, Real Capital can convert the cash consideration payable into common shares of the Company at a price of $0.50 per common share.  Should the cash consideration not be paid in a timely manner, interest on the unpaid consideration will accrue at a rate of 10% per annum.

Following the completion of the agreement, the parties will appoint Escrow Custodian Services Limited as an escrow agent.  The consideration shares and the ownership title for the cable drums will be placed into escrow for a period of six months or until the cable has been sold at a price of at least $33.00 per meter.  Real Capital is permitted to market the cable for sale, but not sell without the express prior written consent of AFM and the Company, provided that such marketed sale be at a minimum price of $33.00.  Subject to the consent of AFM and the Company, if Real Capital facilitates the sale of the entire length of cable before the cash consideration is paid, then Real Capital is entitled to an additional cash payment of $5,000,000 from the proceeds of the sale plus the outstanding cash consideration of $6,000,000.  If the facilitated price is above the $33.00 base price, Real Capital shall be paid a commission of 15% of the difference between the base price and the actual sale price.

Upon mutual consent of the parties, Real Capital can partially perform under this agreement by marketing some or all of the cable for a price that is less than the agreed upon $33.00 per meter and/or by selling a quantity of cable less than 986 kilometers.  The consideration shares, the cash consideration and the ownership of the cable will be adjusted on a pro-rata basis and the adjusted amount shall be returned to the Company, AFM, and Real Capital respectively.

In the event that the cable cannot be sold for the $33.00 base price per meter and no mutual agreement is reached for partial performance, the escrow agent shall return all of the consideration shares to the Company and the title documents for the cable to Real Capital.

Item 2.01 – Completion of Acquisition of Assets

See above.

Item 2.03 – Creation of a Direct Financial Obligation

See above.

Item 3.02 – Unregistered Sales of Equity Securities

See above.

Item 9.01 – Exhibits

Exhibit 10.1 – Sale and Purchase Agreement between Brightlane Corp., AFM Corp., and Real Capital International Limited, dated July 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Brightlane Corp.

By:      /s/ Steve Helm

Steve Helm

Chief Executive Officer

Dated:  July 15, 2019